EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
Nuance Communications, Inc.
Burlington, Massachusetts
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-128397, 333-100648, and 333-61862), and Form S-8 (Nos. 333-128396, 333-124856, 333-122718, 333-108767, 333-99729, 333-75406, 333-49656, 333-33464, 333-30518, 333-74343, 333-45425, and 333-04131) of Nuance Communications, Inc. of our reports dated December 14, 2005, relating to the consolidated financial statements and the effectiveness of Nuance Communications, Inc.’s internal control over financial reporting, which is included in this Annual Report on Form 10-K for the fiscal year ended September 30, 2005.

/s/ BDO SEIDMAN, LLP
BDO Seidman, LLP

Boston, Massachusetts
December 14, 2005